Exhibit 10.19

FIRST AMENDMENT TO LEASE

AMENDMENT TO LEASE dated March 18, 2011 by and between CEDAR BROOK 7 CORPORATE CENTER, L.P., having an office at 4A Cedar Brook Drive, Cranbury, New Jersey 08512 (hereinafter called the “Landlord”); and OncoBiologics, Inc. having an office at 7 Clarke Drive, Cranbury, New Jersey 08512 (hereinafter called the “Tenant”).

WITNESSETH:

WHEREAS, OncoBiologics, Inc. entered into a Lease Agreement with Landlord dated March 18, 2011 (“Lease”), in connection with office space at 7 Clarke Drive, Cranbury, New Jersey, 08512; and

WHEREAS, the parties want to modify the terms of the Lease Agreement

NOW, THEREFORE, the parties hereto covenant and agree as follows:

1.	The Tenant and Landlord agree that the Tenant shall expand into approximately 2,727 square feet of warehouse space (“Expansion Area A”) as shown on Attachment 1 of this Amendment. Included within this area shall be an area common to both the Tenant and the current occupant of Expansion Area A (Iris ID). The Base Rent and Additional Rent for this shared area shall be equally divided between the existing occupant and the Tenant and the area chargeable to the Tenant has been included in Expansion Area A. The expansion into this area shall be effective as of February 1, 2014.

2.	The final determination of the amount of space in Expansion Area A shall be mutually agreed upon by the parties prior to the commencement of this Amendment. Rent shall be paid at a modified Base Rental Rate of $8.50 per square foot of rentable area as of the commencement date of February 1, 2014. This amount shall be modified to $12.50 per square foot on March 1, 2014 and to $16.50 per square foot on April 1, 2014. Upon the earlier of May 1, 2014 or the issuance of a CO/TCO/CA by Cranbury Township, the full Base Rent of $18.00 per square foot shall come into effect. The Base Rent for Expansion Areas A and B, assuming full Base Rent commencing on 5/1/14, shall be as shown below. The Lease Term for both expansion areas shall be co-terminus with the area initially leased in Building 7.

Assume 5/1/14 – 4/31/19	$18.00/sf

5/1/19 – 6/30/21	$20.70/sf

7/1/21 – 6/30/24	$20.70/sf (if lease renewed)

7/1/24 – 6/30/26	$23.81/sf

3.	Landlord shall contribute $18.00 per rentable square footage towards the build out of Expansion Area A. Expansion Area B, as defined below, shall not receive any contribution from Landlord for any work that might be required. Landlord shall perform all construction services required for this build out and shall charge its normal mark-up for general conditions (2%), overhead (10%) and profit (7.5%).

4.	Tenant shall also take possession and have exclusive use of the front entrance and second floor of the adjacent facility as shown in Attachment 1 and delineated as Expansion Area B. This expansion area is approximately 4,794 square feet. The Base Rent for this Expansion Area B shall be $18.00 per square foot and shall commence at this rate on February 1, 2014.

5.	Landlord shall provide a maintenance and warranty for the HVAC system in Expansion Area B

6.	As a condition of this Amendment, the Tenant’s termination right contained in the Lease Agreement shall be modified in such a manner that the Tenant may not terminate the Lease Agreement any earlier than five (5) years from the date of payment of full Base Rent for Expansion Area A. The lease for the space occupied by the Tenant at 1 Duncan Drive, Cranbury, New Jersey shall not be affected by this Amendment.

7.	This Amendment shall be subject to the Iris ID signing a separate Lease Amendment with the Landlord ceding Expansion Area A and B to Landlord.

8.	Except as set forth above, all other terms and conditions of the Lease shall remain in full force and effect, unimpaired and unmodified.

9.	This agreement shall be binding upon the parties hereto, their heirs, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have hereunder set their hands and seals or caused these presents to be executed by their proper corporate officers and caused their proper corporate seals to be hereunder affixed the day and year first above written.

By:	/s/ Joseph Stern
CEDAR BROOK 7 CORPORATE CENTER, L.P.

By:	/s/ Donald Griffith
Oncobiologics, Inc.